UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 4, 2016 (April 4, 2016)

Owens & Minor, Inc.
(Exact name of registrant as specified in its charter)

Virginia	1-9810	54-1701843
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

9120 Lockwood Blvd., Mechanicsville, Virginia	23116
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (804) 723-7000
Not applicable
(former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On April 4, 2016, Owens & Minor, Inc. (the “Company”) announced the appointment of Rony C. Kordahi as Executive Vice President, North American Operations (effective April 4, 2016). Mr. Kordahi, age 52, served from 2008 to 2016 as Vice President, Integrated Supply Chain Operations for Climate, Controls & Security-Americas, a division of United Technologies Corporation (UTC) that manufactures and sells HVAC, refrigeration, security and fire safety equipment and parts. Prior to UTC, Mr. Kordahi served from 2004 to 2008 at Lennox International Inc. as General Manager of Parts & Supplies, North America, and from 2000 to 2004 as Chief Technology Officer for Heatcraft Refrigeration Australia, in Sydney, Australia.

As compensation for his services as Executive Vice President, North American Operations of the Company, Mr. Kordahi will receive the following: (1) an annual base salary of $450,000; (2) eligibility to participate in the Company’s annual incentive program with a target incentive opportunity of 70% of base salary; (3) a one-time grant of $400,000 in restricted stock in consideration of equity awards forfeited from his prior employer (which restricted stock grant vests one-third per year over three years based on his continued employment); (4) eligibility to participate in annual equity awards, typically consisting of restricted stock and performance shares, all in accordance with the Company’s standard grant agreements for such awards; and (5) eligibility to participate in the Company’s other executive and group benefit programs, including but not limited to, change in control and other executive severance and the Company’s executive deferred compensation plan.

The press release announcing Mr. Kordahi’s appointment as Executive Vice President, North American Operations is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)    Exhibits.

99.1     Press Release issued by the Company on April 4, 2016 Announcing Appointment of Executive Vice President, North American Operations

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OWENS & MINOR, INC.

Date: April 4, 2016                By:     /s/ Nicholas J. Pace
Name: Nicholas J. Pace
Title: Senior Vice President, General
Counsel & Corporate Secretary

Exhibit Index

Exhibit No.            Description

99.1	Press Release issued by the Company on April 4, 2016 Announcing Appointment of Executive Vice President, North American Operations

Exhibit 99.1

FOR IMMEDIATE RELEASE
April 4, 2016

Owens & Minor Names Rony C. Kordahi to Serve as
Executive Vice President, North American Operations

Experienced operations executive will contribute wide-ranging operations expertise gained from service with multinational companies across several industries

Richmond, Va. - BUSINESS WIRE - April 4, 2016 - Owens & Minor, Inc. (NYSE-OMI), a global healthcare services company, today announced that it has named Rony C. Kordahi, 52, as Executive Vice President, North American Operations, effective April 4, 2016. An experienced operations executive with multinational experience, Kordahi served for the previous eight years as Vice President, Integrated Supply Chain Operations for Climate, Controls & Security-Americas, a division of United Technologies Corporation (UTC). Kordahi will serve on the executive leadership team and report to P. Cody Phipps, President & Chief Executive Officer of Owens & Minor.

“Rony is a results-oriented leader with a continuous improvement mindset and a strong fit with our purpose-driven, collaborative culture,” said Phipps. “Our company will benefit from Rony’s international experience and global perspective as we continue our focus on sustained profitable growth.”

During his time at UTC, Kordahi implemented operational disciplines to create a lean and efficient supply chain, reduced recordable safety incidences, optimized the logistics and distribution footprint, and reduced inventories.

Prior to UTC, Kordahi served for four years at Lennox International Inc., as General Manager of Parts & Supplies, North America, where he led the Lennox HVAC aftermarket business in North America. From 2000 to 2004, Kordahi was the Chief Technology Officer for Heatcraft Refrigeration Australia, in Sydney, Australia.

Kordahi holds a Master of Engineering degree from the University of New South Wales, Sydney, and earned his undergraduate degree in Mechanical Engineering at the American University of Beirut in Lebanon.

Owens & Minor, Inc. (NYSE: OMI) is a global healthcare services company dedicated to Connecting the World of Medical Products to the Point of CareTM by providing vital supply chain services to healthcare providers and manufacturers of healthcare products. Owens & Minor provides logistics services across the spectrum of medical products from disposable medical supplies to devices and implants. With logistics platforms strategically located in the United States and Europe, Owens & Minor serves markets where three quarters of global healthcare spending occurs. Owens & Minor’s customers span the healthcare market from independent hospitals to large integrated healthcare networks, as well as group purchasing organizations, healthcare products manufacturers, and the federal government. A FORTUNE 500 company, Owens & Minor is headquartered in Richmond, Virginia, and has annualized revenues exceeding $9 billion.  For more information about Owens & Minor, visit the company website at owens-minor.com.

Contact:
Truitt Allcott, 804-723-7555
Owens & Minor, Inc.
Director, Investor & Media Relations
truitt.allcott@owens-minor.com

Source: Owens & Minor